EXHIBIT 10.2

Text of Amendment to the Company’s 1998 Employee Qualified Stock Purchase Plan (ESPP)

Section 5 of the ESPP is amended to add the following section effective as of September 18, 2006:

“(c) Notwithstanding any provision in the Plan to the contrary other than Section 3, in the event the Company’s Form S-8 registration statement with respect to the issuance of Common Stock under the Plan is ineffective as of the Exercise Date scheduled to occur on September 30, 2006, each eligible Employee (determined pursuant to Section 3) shall be automatically enrolled in the Offering Period commencing on October 1, 2006, unless the Employee elects not to participate in such Offering Period by filing a written statement declaring such election with the Company prior to the time of the automatic enrollment in the Offering Period. Payroll deductions for an Employee enrolled in the Offering Period commencing on October 1, 2006, shall commence as soon as administratively practicable following the date the Company’s Form S-8 registration statement with respect to the issuance of Common Stock under the Plan becomes effective and shall be made at the rate specified in the Employee’s subscription agreement provided that such rate is more than zero percent (0%), subject to any change in subscription rate made pursuant to Section 6(c) and the Employee’s withdrawal from participation in the Plan in accordance with Section 11. An Employee who has not filed a subscription agreement will be entitled to continue to participate in the Offering Period commencing on October 1, 2006, only if the individual submits a subscription agreement authorizing payroll deductions in an amount exceeding zero percent (0%) to the Company’s payroll office (i) no earlier than the date the Company’s Form S-8 registration statement with respect to the issuance of Common Stock under the Plan becomes effective and (ii) no later than two (2) weeks following the effective date of such S-8 registration statement or such other period of time as the Administrator may determine (the “Enrollment Window”). Employees who fail to submit a subscription agreement during the Enrollment Window or whose subscription rate does not exceed zero percent (0%) will be automatically terminated from participating in the Offering Period commencing on October 1, 2006.”

Section 6(b) of the ESPP is amended to add the following effective as of September 18, 2006:

“Notwithstanding the foregoing, effective for the Offering Period commencing on October 1, 2006, the Company will, on such terms and conditions as the Company may prescribe, permit a participant to make a payment to his or her account up to the payroll deductions that would have been made during the period of time, if any, beginning on October 1, 2006, and ending on the date subsequent thereto that the Company’s Form S-8 registration statement with respect to the issuance of Common Stock under the Plan becomes effective. Such payment, if administratively feasible, must be made by check within thirty (30) days of such date and in accordance with such other terms and conditions prescribed by the Company.”